EXHIBIT 10.10

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of September 24, 2007 among First Data Corporation (the “Company”), Kohlberg Kravis Roberts & Co. L.P. (the “Manager”) and New Omaha Holdings L.P. (“Parent”). Any capitalized terms herein not otherwise defined shall have the meaning set forth in the Amended and Restated Limited Partnership Agreement of New Omaha Holdings L.P., dated as of September 24, 2007 (the “Partnership Agreement”).

RECITALS

WHEREAS, each of Parent and Omaha Acquisition Corporation, a Delaware corporation (“Omaha Acquisition”), has been formed for the purpose of engaging in a transaction in which Omaha Acquisition will be merged with and into the Company, with the Company surviving (the “Merger”), pursuant to an Agreement and Plan of Merger among Parent, Omaha Acquisition and the Company dated as of April 1, 2007 (the “Merger Agreement”).

WHEREAS, to enable Parent and Omaha Acquisition to engage in the Merger and related transactions, the Manager provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the Company wants to retain the Manager to provide certain management, consulting and financial and other advisory services to the Company, and the Manager is willing to provide such services, on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement (the “Term”), it will provide the following management, consulting and financial and other advisory services to the Company as requested from time to time by the Board of Directors of the Company:

(a) advice in connection with the negotiation of agreements, contracts, documents and instruments relating to the Company’s financing;

(b) financial, managerial and operational advice in connection with the Company’s business, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating and financial performance of the Company and its subsidiaries;

(c) advice in connection with financing, acquisition, disposition, merger, combination or change of control transactions involving the Company or any of its subsidiaries (however structured); and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Company may from time to time agree in writing.

The Manager shall devote such time and efforts to the performance of services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager on a weekly, monthly, annual or other basis. The Company acknowledges that the Manager’s services are not exclusive to the Company and that the Manager will render similar services to any other individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind (each, a “Person”). The Manager and the Company understand that the Company may, at times, engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Manager under this Agreement. In providing services to the Company, the Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) The Company will pay to the Manager (or such affiliate(s) as the Manager may designate), in consideration of the Manager providing the Financial Advisory Services, an aggregate transaction fee (the “Transaction Fee”) in the amount of $260,000,000 plus the amount calculated in accordance with Schedule 1 attached hereto, such fee being payable at the closing of the Merger (provided that the amount calculated in accordance with Schedule 1 shall be payable promptly following the determination of such amount). During the Term, the Company will pay to the Manager (or such affiliate(s) as the Manager may designate), an annual fee (the “Periodic Fee”) of $20,000,000, which amount shall increase by 5.0% annually, payable in quarterly installments in advance at the beginning of each calendar quarter. The initial Periodic Fee shall be pro rated to reflect the portion of the current fiscal quarter that will elapse after the Merger. The final quarterly Periodic Fee payment shall be pro rated to reflect the portion of the final quarter prior to the end of the Term, as applicable. The Manager represents and warrants to the Company that the Periodic Fee is consistent with the rates of comparable fees charged by the Manager and its affiliated management companies with respect to other portfolio companies and, to the best knowledge of the Manager, is consistent with the fee rates of investment managers not affiliated with the Manager in transactions comparable to the size, type and complexity of the transactions contemplated by the Merger Agreement.

(b) The Company will, for each financing, acquisition, disposition, merger, combination or change of control transaction involving the Company or any of its subsidiaries (however structured) pay to the Manager (or such affiliate(s) as the Manager may designate) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to a percentage of the gross transaction value (including the purchase price paid (whether in cash or other property) and all liabilities assumed or otherwise included in the transaction) of such transaction consistent with amounts charged by investment banks or advisory firms not affiliated with the Manager for comparable services, or such lesser other amount as may be mutually agreed by the Company and the Manager, such fee to be due and payable for the foregoing services at the closing of such transaction and, in the case of financing transactions, whether or not any such financing is actually committed or drawn upon.

3. Term. This Agreement shall continue in full force and effect until December 31, 2019; provided that this Agreement shall be automatically extended each December 31 for an additional year unless the Company provides written notice of its desire not to automatically extend the term of this Agreement to the Manager at least 90 days prior to such December 31; provided, however, that this Agreement shall terminate automatically upon the consummation of an initial public offering unless the Manager determines otherwise and this Agreement may be terminated at any time by mutual consent of the parties hereto. In the event of a termination of this Agreement, the Company shall pay the Manager (or such affiliate(s) as the Manager may designate) (x) all unpaid Periodic Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield as of such termination date on U.S. Treasury Securities of like maturity based on the time such payments would have been due) of the Periodic Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination. Sections 4 and 5 of this Agreement and any and all accrued and unpaid obligations under Section 2 shall survive any termination of this Agreement with respect to matters occurring before, on or after the date of such termination.

4. Expenses; Indemnification.

(a) Expenses. The Company will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means (i) all expenses incurred or accrued prior to the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”) by the Manager or its affiliates in connection with this Agreement, the Merger or any related transactions, consisting of their respective out-of-pocket expenses for travel and other incidentals in connection with such transactions and the out-of-pocket expenses and the fees and charges of outside counsel and any other consultants or advisors retained by the Manager in connection with such transactions, (ii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to its affiliated funds’ or affiliated entities’ direct or indirect investment in, the operations of, or the services provided by the Manager to, the Company or any of its affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline, by charter or by privately owned airplane, as determined by the Manager) and other travel related expenses), (iii) all fees, costs and expenses of any administrators, agents, custodians, advisors, attorneys and accountants of Parent (including audit and certification fees and the costs of financial and tax reports, including the costs of printing and distributing reports to partners of Parent), (iv) administrative expenses of liquidating Parent, (v) registration expenses and any taxes, fees or other governmental charges levied against Parent and all expenses incurred in connection with any tax audit, investigation, settlement or review of Parent, and (vi) expenses incurred from and after the Closing Date by the Manager or its affiliates, which the Company agrees are properly allocable to the Company under this Agreement.

(b) Indemnity and Liability. The Company will indemnify, exonerate and hold the Manager and Parent and each of their respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, including the Manager, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Merger, any transaction to which the Company is a party or any other circumstances with respect to the Company or any transaction entered into after the Closing Date or (ii) operations of, or services provided by the Manager to the Company, or any of its affiliates from time to time, whether pursuant to this Agreement or otherwise; provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under applicable Law. None of the Indemnitees shall in any event be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee in connection with, relating to or arising out of this Agreement, including without limitation the services provided by such Indemniee to the Company or any of its affiliates (a) that does not constitute gross negligence or willful misconduct or (b) in excess of the fees received by the Manager hereunder.

5. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. The Manager makes no representations or warranties, express or implied, in respect of the services to be provided hereunder. In no event shall the Manager be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Limitation of Liability. In no event will the Indemnitees be liable to the Company or any of its affiliates for any indirect, special, incidental, punitive or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including without limitation the services to be provided hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct or in excess of the fees received by the Manager hereunder.

6. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event the Manager shall be released of its rights to fees under Section 2 and reimbursement of expenses under Section 4(a) and all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees shall inure to the benefit of such Indemnitees and their successors and assigns.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Manager, Parent and the Company; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion shall revert to the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8. Governing Law: Jurisdiction.

(a) Choice of Law. This Agreement and all matters arising under or related to this Agreement shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10 hereof is reasonably calculated to give actual notice.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

10. Notice. Any notices and other communications required or permitted in this Agreement shall be in writing and (a) delivered personally, (b) sent by facsimile or e-mail (if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company, to it:

First Data Corporation
6200 S. Quebec Street
Greenwood Village, Colorado 80111

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:	(212) 455-2502
Attention:	Gary Horowitz, Esq.
Sean Rodgers, Esq.
E-mail:	ghorowitz@stblaw.com
srodgers@stblaw.com

If to the Manager or Parent:

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Facsimile:	(212) 750-0003
Attention:	Scott Nuttall
E-mail:	nutts@kkr.com

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile:	(212) 455-2502
Attention:	Gary Horowitz, Esq.
Sean Rodgers, Esq.
E-mail:	ghorowitz@stblaw.com
srodgers@stblaw.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective and duly given upon actual receipt (or refusal of receipt). Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11. Severability. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

13. Payments. Each payment made pursuant to Section 2, 3 or 4 shall be paid by wire transfer of immediately available federal funds to the accounts specified to the Company in writing prior to such payment.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

FIRST DATA CORPORATION

By:	/s/ Stanley J. Andersen
Name:	Stanley J. Andersen
Title:	Vice President and Assistant Secretary

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ Scott C. Nuttall
Name:	Scott C. Nuttall
Title:	Member

NEW OMAHA HOLDINGS L.P.

By:	NEW OMAHA HOLDINGS LLC, its general partner

By:	/s/ Scott C. Nuttall
Name:	Scott C. Nuttall
Title:	President

Schedule I

The additional amount payable pursuant to Section 2.1(a) shall equal the difference, if any, between $7,051,030.56 and the amount payable pursuant to the third bullet of Exhibit B of that certain side letter captioned “Equity Arrangements”, dated April 1, 2007, as amended, by and among New Omaha Holdings L.P. and the investors signatory thereto.